FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett
President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18
Fax: (508) 222-0220
E-mail: gbennett@alsic.com
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES SECOND QUARTER 2003 RESULTS

Chartley, Massachusetts, August 6, 2003. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced net income of $29 thousand or $0.00 per basic and diluted common share, on revenue of $1.1 million for the fiscal quarter ended June 28, 2003. This compares with a net loss of $(63) thousand, or $(0.01) per basic and diluted common share on revenue of $1.5 million for the fiscal quarter ended June 29, 2002.

Grant Bennett, President, said: "Q2 2003 revenues increased 86% over Q1 2003 revenues, and the Company returned to profitability in Q2. We see in our Q2 financial results the benefits of operational actions taken to adapt to the new purchasing environment of our customers, most of whom have or are moving from a build-to-forecast to a build-to-order business model. We have engaged our customers to better understand underlying demand and to moderate fluctuations in demand. Demand in the electronics market overall continues to be weak; however we believe the excess inventories built up by our customers in the first half of last year are now depleted and in Q2 2003 we were shipping to current underlying demand."

"New product introductions also contributed significantly to the growth in revenue from Q1 to Q2 2003, particularly in the flip-chip lid area. These new products provide further indications that AlSiC lids are a cost-effective solution to improve reliability by solving thermal issues in high-performance integrated circuit assemblies," said Bennett.

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Company's products are primarily used in high-density microprocessor assemblies, wireless basestations, motor controllers, and satellite communications.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, fluctuations in customer demand and changing general economic or business conditions in 2003, or a further downturn in the electronics industry.

CERAMICS PROCESS SYSTEMS CORPORATION
(CPS) (OTC Bulletin Board: CPSX)

	Quarters Ended
	June 28,	June 29,
	2003	2002

Revenues	$1,106,713	$1,470,597

Net Income (loss)	$ 29,019	$ (63,296)

Basic earnings (loss) per basic share	$ 0.00	$ (0.01)

Weighted average basic shares	12,293,209	12,292,338

Diluted earnings (loss) per diluted share	$ 0.00	$ (0.01)

Weighted average diluted shares	12,404,200	12,292,338